Exhibit 4.19

English Originator Notice of Intention to Make Offers to Sell

THIS NOTICE is given on 18 July 2002 in Amsterdam by ROBERT HORNE GROUP PLC (formerly known as Robert Horne Paper Company Limited), a public limited liability company incorporated in England and Wales (registered number 00584756) whose registered office is at Huntsman House, Mansion Close, Moulton Park, Northampton NN3 6LA; THE HOWARD SMITH PAPER GROUP LIMITED, a limited liability company incorporated in England and Wales (registered number 01138498) whose registered office is at Sovereign House, Rhosili Road, Brackmills, Northampton NN4 0JE; and THE M6 PAPER GROUP LIMITED, a limited liability company incorporated in England and Wales (registered number 02755905) whose registered office is at Motorway House, Charter Way, Hurdsfield Industrial Estate, Macclesfield, Cheshire SK10 2NY (each an English Originator and, together the Initial English Originators) to BUHRMAN SILVER S.A., a limited liability company incorporated in Luxembourg (registered number 75881) whose registered office is at 398 Route d’Esch, L-1471 Luxembourg (the European Receivables Warehouse Company) and to the intent that DEUTSCHE TRUSTEE COMPANY LIMITED (formerly known as Bankers Trustee Company Limited) (registered number 338230) whose registered office is at Winchester House, 1 Great Winchester Street, London EC2N 2DB (the Security Agent, which expression shall include such person and all other persons for the time being acting as the security agent or agents pursuant to the European Receivables Warehouse Company Security Documents) shall be a party to, and have the benefit of the English Standard Terms and Conditions incorporated into and constituting the terms and conditions of any contract concluded by acceptance of any English Originator Offer to Sell delivered pursuant to this Notice.

Whereas:

Each English Originator is willing to offer to sell to the European Receivables Warehouse Company on a continuous basis from time to time English Receivables, together with the benefit of all Ancillary Rights, on the terms and subject to the conditions contained herein.

Interpretation

1.1                                 (a)                                  Capitalised terms in this Notice (including the Recital hereto) shall, except where the context otherwise requires and save where otherwise defined herein, bear the meanings ascribed to them in the Master Definitions and Framework Deed (the Framework Deed) executed by, among others, the English Originators and the Security Agent on 27 September 2000 as amended and restated on 28 September 2001 and 18 July 2002 (as the same may be amended, varied or supplemented from time to time with the consent of the parties to it) and this Notice shall be construed in accordance with the principles of construction set out therein.

(b)                                 This Notice shall have expressly and specifically incorporated into it the provisions set out in the Framework Deed (hereafter referred to as the Provisions), as though the same were set out in full in this Notice mutatis mutandis.  In the event of any conflict between the provisions of this Notice and the Provisions, the Provisions shall prevail.

1.2                                 This document is the English Originator Notice of Intention to Make Offers to Sell referred to in the Framework Deed.

English Originator Offers to Sell

2.1                                 English Originator Notice of Intention to Make Offers to Sell English Receivables:

(a)                                  Each English Originator hereby notifies the European Receivables Warehouse Company that it intends from time to time, on any Business Day, in its absolute discretion to make one or more offers to sell (English Originator Offers to Sell, and each an English Originator Offer to Sell) to the European Receivables Warehouse Company all of its right, title, interest and benefit (present and future) in and to certain English Receivables originated by each English

Originator in the ordinary course of its business.  If an English Originator wishes to make an English Originator Offer to Sell to the European Receivables Warehouse Company then it will make such English Originator Offer to Sell by delivering to the European Receivables Warehouse Company an Invoices File containing details of each English Receivable in respect of which an English Originator Offer to Sell is being made, by no later than 5.00 p.m. (Central European Time) on the Business Day following the Business Day on which such Invoices File was produced (and so that completed transmission of the data file comprising the relevant Invoices File in electronic form shall constitute delivery of the offer).

(b)                                 The European Receivables Warehouse Company shall be free, subject to the terms of, and in accordance with, the European Receivables Warehouse Company Deed of Charge and the Servicing Agreement, to decide whether or not to accept in its absolute discretion any such English Originator Offer to Sell and may accept any such English Originator Offer to Sell only in the manner specified in Clause 3 hereof.

2.2                                 Incorporation of English Standard Terms and Conditions:  The English Standard Terms and Conditions signed on 18 July 2002 for the purposes of identification by Freshfields Bruckhaus Deringer and Linklaters (the English Standard Terms and Conditions) shall be expressly and specifically incorporated into each English Originator Offer to Sell to be made by each English Originator pursuant to Clause 2.1 and shall, accordingly, constitute the terms and conditions of any contract concluded between the relevant English Originator and the European Receivables Warehouse Company as a result of any acceptance by the European Receivables Warehouse Company, in accordance with Clause 3 below, of any English Originator Offer to Sell made by such English Originator (each an English Receivables Sale Contract).

2.3                                 Consideration for purchase of English Receivables:  If a contract is concluded between an English Originator and the European Receivables Warehouse Company following the European Receivables Warehouse Company’s acceptance of an English Originator Offer to Sell, then the consideration payable by the European Receivables Warehouse Company to the relevant English Originator in respect of the purchase of the benefit of each English Receivable shall, subject to the provisions of the English Standard Terms and Conditions, be the Purchase Price payable in instalments in accordance with and subject to Clause 4 of the English Standard Terms and Conditions.

Acceptance

3.                                       Acceptance:  Any English Originator Offer to Sell made by an English Originator in accordance with Clause 2.1 shall be irrevocable up to and including 5.00p.m. (Central European Time) on the fourth Business Day following the Business Day on which the Invoices File delivered at the time of such English Originator Offer to Sell was produced, after which time such English Originator Offer to Sell shall lapse.  Any such English Originator Offer to Sell may be accepted by the European Receivables Warehouse Company:

(a)                                  first, identifying (or procuring that the Master Servicer identifies) by the use of a “1” (indicating “yes”) or “0” (indicating “no”) designation in the column entitled “Bought by European Receivables Warehouse Company” contained within each Invoices File (and which is held as a data file in the computer systems of the European Receivables Warehouse Company) the English Receivable subject to such English Originator Offer to Sell, as having been sold to the European Receivables Warehouse Company; and

(b)                                 second, paying to the relevant English Originator or procuring the payment to the relevant English Originator for value on the Purchase Date of the Initial Purchase Price in respect of the English Receivable subject to such English Originator Offer to Sell.

The payment of the Initial Purchase Price in respect of any English Receivable identified in the manner referred to in paragraph (a) above to such account as the relevant English Originator may from time to time direct shall constitute an unconditional and irrevocable acceptance of such English Originator Offer to Sell in respect of such English Receivable and such an English Originator Offer to Sell shall have been accepted only if and when such payment occurs.  English Originator Offers to Sell shall not be capable of acceptance in relation to any English Receivable in any other manner.

Waiver

4.                                       Waiver of Right to be Notified of Acceptance:  Each English Originator hereby waives any right it may have to be notified by the European Receivables Warehouse Company of the identity of the English Receivables in respect of which the European Receivables Warehouse Company has accepted any English Originator Offer to Sell.  However, each English Originator reserves the right at any time to require, during normal working hours and upon giving reasonable notice, the European Receivables Warehouse Company to deliver (or procure the delivery of) a data file to the relevant English Originator containing details of all of the English Receivables which remain outstanding and in respect of which an English Originator Offer to Sell has been accepted by the European Receivables Warehouse Company.

Completion

5.                                       If an English Originator Offer to Sell is accepted in accordance with Clause 3 and an English Receivables Sale Contract is concluded, the matters set out in Clause 4 of the English Standard Terms and Conditions shall take place with regard to the English Receivables immediately following such acceptance.

Governing law

6.                                       This Notice shall be governed by and construed in accordance with English law.

SIGNED by KEES BANGMA	)	KEES BANGMA
for and on behalf of )
ROBERT HORNE GROUP PLC	)

SIGNED by KEES BANGMA	)	KEES BANGMA
for and on behalf of )
THE HOWARD SMITH PAPER	)
GROUP LIMITED )

SIGNED by KEES BANGMA	)	KEES BANGMA
for and on behalf of )
THE M6 PAPER GROUP LIMITED	)